EXHIBIT 4 NONQUALIFIED STOCK OPTION PLAN

                           WINMAX TRADING GROUP, INC.

                         NONQUALIFIED STOCK OPTION PLAN

This Plan is executed this __________ day of __________, 2001 but effective as of the _____ day of _______ 2001 for all purposes by Winmax Trading Group, Inc., a Florida Company with an address of 530 South Federal Hwy, Suite 150,
Deerfield Beach, Florida (hereinafter referred to as the "Company") for the benefit of certain of the Company's Employees, Officers and Directors (herein the "Participants") as follows:

                                   WITNESSETH

Whereas, the Company believes it is in the best interests of the Company and the
Participants to establish a plan for the purpose of providing certain benefits for the Participants;

Whereas, the Company wishes to offer an inducement to Participants to retain their positions with the Company, in the form of additional compensation for services which they have rendered or will hereafter render;

Now, therefore, the Company establishes the following Plan:

                                    Article I

                                  PARTICIPANTS

§ 1.1 Participants
The following persons shall be "Participants" and shall be entitled to receive the benefits set forth below. Participants shall be any person:

(a) who meets the common law definition of "Employee" and who has been an employee of the Company or its subsidiaries for ninety days;

(b) who has been contracted to the Company or its subsidiaries for an indefinite term, where such term commenced more than ninety days prior to the grant of the option; or

(c) who is an officer or director of the Company or its subsidiaries.

§ 1.2 Waiting Period
(a) An Employee or contract worker shall not be eligible for a benefit under this plan until 90 days after the date of hire.

(b) Officers and Directors shall not be eligible for benefits under this Plain until 30 days after accepting such positions.

                                   Article II

                                    BENEFITS

§ 2.1 Grant

(a) Option Grant. The Company hereby grants to the Participant an option (the
"Option") to purchase the number of shares of the Company's common stock (the
"Shares"), for an exercise price per share (the "Option Price") and based upon a
Grant Date, all as set forth below:

Shares under option: _______________

Option Price per Share: $.40 (forty cents)

Grant Date: ________________________

The Option will be subject to all of the terms and conditions set forth herein.

(b) Number of Options to Be Granted. The aggregate total of all options to be granted to Participants under this Plan shall be 3,000,000 options.

(c) Options to be granted under this Plan shall be granted to a Participant or a class of Participants, by resolution of the Board of Directors of the Company
(hereinafter "the Board").

(d)Termination of option. In the event the aggregate amount set forth in (b)
above is granted, this stock option plan shall terminate.

§ 2.2 Strike Price
(1) Said Option shall be exercisable upon the payment of the strike price of
$.40 [forty cents] per share.

§ 2.3 Termination. Subject to the provisions of paragraph 2.1(d) and other provisions herein, the option will expire, unless exercised in full, within 5 years of the date of the grant of the option.

§ 2.4 Terms of the option plan. The Participant understands that this Option
Plan includes important terms and conditions that apply to this Option. Those terms include (without limitation): important conditions to the right of the
Participant to exercise the Option; important restrictions on the ability of the
Participant to transfer the Option or to transfer Shares received upon exercise of the Option; and early termination of the Option following the occurrence of certain events, including the Participant no longer being an employee, director, or officer of the Company or its subsidiaries. The Participant acknowledges that he or she has read this option Plan, agrees to be bound by its terms, and makes each of the representations required to be made by the Participant under it.

§ 2.5 Options Nontransferable. No Option will be transferable by the Participant otherwise than by will or the laws of descent and distribution. During the lifetime of the Participant, the Option will be exercisable only by him or her.

§2.6 Qualification of Stock. The right to exercise an Option will be further subject to the requirement that if at any time the Board of Directors of the
Company (hereinafter referred to as "the Board") determines, in its discretion, that the listing, registration or qualification of the shares of Option Stock called for hereunder upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory authority, is necessary or desirable as a condition of or in connection with the granting of such Option or the purchase of shares of Option Stock hereunder, the Option may not be exercised, in whole or in part, unless and until such listing, registration, qualification, consent or approval is effected or obtained free of any conditions not acceptable to the Board, in its discretion.

§ 2.7 Additional Restrictions on Transfer. By accepting Options and/or Option
Stock under this Plan, the Participant will be deemed to represent, warrant and agree in writing as follows:

(i) Securities Act of 1933. The Participant understands that the shares of
Option Stock have not been registered under the 1933 Act and that such shares are not freely tradable and must be held indefinitely unless such shares are either registered under the 1933 Act or an exemption from such registration is available. The Participant understands that the Company is under no obligation to register the shares of Option Stock.

(ii) Other Applicable Laws. The Participant further understands that Transfer of the Option Stock requires full compliance with the provisions of all applicable laws.

(iii) Investment Intent. Unless a registration statement is in effect with respect to the sale of Option Stock obtained through exercise of Options granted hereunder: (1) Upon exercise of any Option, the Participant will purchase the
Option Stock for his or her own account and not with a view to distribution within the meaning of the 1933 Act, other than as may be effected in compliance with the 1933 Act and the rules and regulations promulgated thereunder; (2) no one else will have any beneficial interest in the Option Stock; and (3) he or she has no present intention of disposing of the Option Stock at any particular time.

(iv) Compliance with Law. Notwithstanding any other provision of this Plan,
Options may be granted pursuant to this Plan, and Option Stock may be issued pursuant to the exercise thereof by a Participant, only after there has been compliance with all applicable federal and state securities laws, and all of the same will be subject to this overriding condition. The Company will not be required to register or qualify Option Stock with the Securities and Exchange
Commission or any State agency, except that the Company will register with, or as required by local law, file for and secure an exemption from such registration requirements from, the applicable securities administrator and other officials of each jurisdiction in which an Eligible Participant would be granted an Option hereunder prior to such grant.

(v)Stock Certificates. Certificates representing the Option Stock issued pursuant to the exercise of Options will bear all legends required by law and necessary to effectuate this Plan's provisions. The Company may place a "stop transfer" order against shares of the Option Stock until all restrictions and conditions set forth in this Plan and in the legends referred herein.

(vi) The Participant is not investing in the Options based upon any representation, oral or written, by any person with respect to the future value, if any, of, or the income, if any, from the Options.. The Participant has made an independent examination of, and judgment with respect to, the Company's prospects and the Options. The Participant has been advised by the Company that he or she should consult with their legal and financial advisors with respect to the investment in the Options offered by the Company.

(vii) The Participant believes that, based on the participant's business experience as a sophisticated investor and based on the participant's economic bargaining power, the participant has been provided with all information or been given access to all information with respect to the Company, the planned future activities of the Company, its capital needs, its prospects for failure and success, and all such other factors that the participant considers material which might affect the undersigned's decision whether to purchase the options.

§ 2.8 Proceeds from Sale and Exercise of Options. Cash proceeds from the issue of Options and cash proceeds from the Strike Price paid upon the exercise of
Options granted pursuant to this Plan will be added to the general funds of the
Company and as such will be used from time to time for general corporate purposes.

§ 2.9 Modification, Extension and Renewal of Options. Subject to the terms and conditions and within the limitations of this Plan, the Board or its designate may modify, extend or renew outstanding Options granted under this Plan, or accept the surrender of outstanding Options (to the extent not theretofore exercised) and authorize the granting of new Options in substitution therefore
(to the extent not theretofore exercised). Notwithstanding the foregoing, however, no modification of any Option will, without the consent of the holder of the Option, alter or impair any rights or obligations under any Option theretofore granted under this Plan.

§ 2.10 Amendment and Discontinuance. The Board may amend, suspend or discontinue this Plan at any time or from time to time.

§ 2.11. Plan Compliance with Rule 16b-3. With respect to persons subject to
Section 16 of the Securities Exchange Act of 1934, transactions under this plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the 1934 Act. To the extent any provision of the plan or action by the plan administrators fails so to comply; it shall be deemed null and void, to the extent permitted by law and deemed advisable by the plan administrators.

§ 2.11 Exercise
(a) Tender of Price. The Participant shall exercise this option by tendering the appropriate price as set forth above to the Company's Treasurer with a statement that such option is being exercised. Such price may be paid in cash.
(b) Stock Transfer Books. Nothing herein to the contrary withstanding, no stock shall be issued by the Company while its stock transfer books are closed.
(c) Rights as Stockholder. No rights or privileges of a stockholder in the
Company are conferred by reason of the granting of the Option. Participant will not become a stockholder in the Company with respect to the Shares unless and until the Option has been properly exercised and the Option Price fully paid as to the portion of the Option exercised.

§ 2.12 Adjustment of Option Price
The option price referred to herein shall be subject to adjustment from time to time by the Board of Directors.

                                   Article III

                                  MISCELLANEOUS

§ 3.1 Governing Law
This Plan shall be subject to, and governed by, the laws of the State of Florida.
§ 3.2 Severability
In the event any parts of this Plan are found to be void, the remaining provisions of this Plan shall nevertheless be binding with the same effect as though the void parts were deleted.
§ 3.3 Rules of Construction
Wherever in this Plan, words, including pronouns, are used in the masculine, they shall be read and construed to be in the feminine or neuter whenever they would so apply; and wherever in this Plan, words, including pronouns, are used in the singular or plural, they shall be read and construed to be in the plural or singular, respectively, wherever they would so apply.
§ 3.4 Amendment
The Plan may be amended at any time, and from time to time, by a written instrument executed by a duly authorized officer of the Company provided such amendment is communicated to those Participants in this Plan.
§ 3.5 Claims for Benefit
Claims for benefits under the Plan shall be made in writing to the Company. If such claim for benefits is wholly or partially denied, the Company shall, within a reasonable period of time, but no later than ninety days after receipt of the claim, notify the claimant of the denial of the claim. Such notice of denial (i)
shall be in writing, (ii) shall be written in a manner calculated to be understood by the claimant, and (iii) shall contain (a) the specific reason or reasons for denial of the claim, (b) a specific reference to the pertinent Plan provisions upon which the denial is based, (c) a description of any additional material or information necessary for the claimant to perfect the claim, along with an explanation why such material or information is necessary, and (d) an explanation of the Plan's claim review procedure.
§ 3.6 Request for Review of Denial of Claim
Within one hundred twenty days of the receipt by the claimant of the written notice of denial of the claim, or such later time as shall be deemed reasonable taking into account the nature of the benefit subject to the claim and any other attendant circumstances, or if the claim has not been granted within a reasonable period of time, the claimant may file a written request with the
Company that it conduct a full and fair review of the denial of the claimant's claim for benefits, including the conduction of a hearing, if deemed necessary by the reviewing party. In connection with the claimant's appeal of the denial of his benefit, the claimant may review pertinent documents and may submit issues and comments in writing.
§ 3.7 Decision on Review of Denial of Claim
The Company shall deliver to the claimant a written decision on the claim promptly, but not later than sixty days, after the receipt of the claimant's request for review, except that if there are special circumstances (such as the need to hold a hearing, if necessary) which require an extension of time for processing, the aforesaid sixty-day period shall be extended to one hundred twenty days. Such decision shall (i) be written in a manner calculated to be understood by the claimant, (ii) include specific reasons for the decision, and
(iii) contain specific references to the pertinent Plan provisions upon which the decision is based.
§ 3.8 Administration
The Company Secretary shall maintain a copy of the Plan, and any amendments thereto. In witness whereof, the undersigned have executed this Plan the day above written.
Company:
By ____________________
Its President
By ____________________
Its Secretary